Exhibit 16.1

June 17, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Moonlake Immunotherapeutic’s statements (formerly known as Helix Acquisition Corp.) included under Item 4.01 of its Form 8-K dated June 17, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 15, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC